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                               UNITED FOODS, INC.

                    COMPUTATION OF EARNINGS PER COMMON SHARE



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
                                                                        FOR THE THREE MONTHS
                                                                            ENDED MAY 31,
                                                                -----------------------------------
                                                                    1996                   1995
                                                                ------------           ------------
SHARES:

Weighted average number of common shares outstanding             10,809,929             11,794,183


Effect of shares issuable under option plan, as
  determined by the treasury stock method                           306,285                422,356
                                                                -----------            -----------


Weighted average number of common shares and share
  equivalents outstanding, as adjusted                           11,116,214             12,216,539
                                                                ===========            ===========


PER COMMON SHARE COMPUTATIONS:


Net Income                                                      $    98,000            $   316,000
                                                                ===========            ===========


Net Income                                                      $       .01            $       .03
                                                                ===========            ===========
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